INDUSTRIAL AND BUILD-TO-SUIT
                          PURCHASE AND SALE AGREEMENT


                                 By and Between


                      THE NEWHALL LAND AND FARMING COMPANY
                 (a California Limited Partnership), as Seller,


                                      and


                  ESTERLINE TECHNOLOGIES CORP., a Corporation
                                      and
                   TA MFG COMPANY, a California Corporation,

                             collectively as Buyer


                         Dated as of February 13, 1997

                               TABLE OF CONTENTS

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
ARTICLE I  PURCHASE AND SALE...............................................   1

ARTICLE II  PURCHASE PRICE AND DEPOSITS....................................   2
    2.01   Escrow..........................................................   2
    2.02   Purchase Price..................................................   2
    2.03   Form of Deposit and Payment.....................................   3
    2.04   Buyer's Review Period...........................................   3

ARTICLE III  CONDITIONS PRECEDENT..........................................   4
    3.01   Conditions to Buyer's Obligations...............................   4
               A. Delivery of Title Report.................................   4
               B. Delivery of Title  and Title Insurance...................   4
               C. Substantial Completion of Improvements...................   5
               E. Representations and Warranties...........................   6

    3.02   Conditions to Seller's Obligations..............................   6
               A.  Governmental Approvals..................................   6
               B.  Delivery of Purchase Price..............................   6
               C.  Board Approval..........................................   6
               D.  Representations and Warranties..........................   6
               E.  Performance of Buyer's Covenants........................   6
    3.03   Failure of Conditions...........................................   6

ARTICLE IV  CLOSING........................................................   7
    4.01   Closing.........................................................   7
               A.   Closing Date...........................................   7
               B.  Closing Documents.......................................   7
               C.  Closing Procedure.......................................   8
    4.02   Fees; Expenses; Prorations......................................   9
               A.  Fees, Expenses, Transfer Taxes..........................   9
               B.  Real Property Taxes and Assessments.....................   9
               C.  Brokerage Commission....................................   9

ARTICLE V  BREACH..........................................................   9
    5.01   Notice..........................................................   9
    5.02   Failure to Cure.................................................  10
    5.03   Remedies........................................................  10
    5.04   Build-to-Suit...................................................  10
    5.05   Limitation of Liability.........................................  11

ARTICLE VI  SELLER'S OBLIGATION TO CONSTRUCT IMPROVEMENTS..................  11
    6.01   Seller's Work...................................................  11

ARTICLE VII  CONDITION OF PROPERTY.........................................  11
    7.01   Condition of Property...........................................  11
    7.02   Seller's Warranty...............................................  12
    7.03   No Additional Warranties........................................  12
    7.04   Governmental Approvals..........................................  12
    7.05   Environmental Conditions........................................  13
    7.06   Cooperation with Development of Adjacent Property...............  13
    7.07   Covenants, Conditions and Restrictions..........................  14

ARTICLE VIII  REPRESENTATIONS AND WARRANTIES...............................  15
    8.01   Buyer's Representations and Warranties..........................  15
    8.02   Seller's Representations and Warranties.........................  15

ARTICLE IX  CONDEMNATION, DAMAGE AND DESTRUCTION...........................  17
    9.01   Condemnation....................................................  17
    9.02   Damage and Destruction..........................................  17

ARTICLE X  ANTI-SPECULATION................................................  18


ARTICLE XI  MISCELLANEOUS..................................................  18
   11.01   Assignment......................................................  18
   11.02   Attorneys' Fees.................................................  18
   11.03   Notices.........................................................  18
   11.04   Cooperation.....................................................  19
   11.05   Survival........................................................  20
   11.06   Interpretation..................................................  20
   11.07   Successors and Assigns; Time Is of the Essence..................  20
   11.08   Waivers.........................................................  20
   11.09   Severability....................................................  21
   11.10   Counterpart Execution...........................................  21
   11.11   Duty of Confidentiality.........................................  21
   11.12   Force Majeure...................................................  21
   11.13   Waiver of Jury Trial............................................  21

ARTICLE XII  ARBITRATION...................................................  21


LIST OF EXHIBITS

Exhibit "A-1"   Legal Description of Build-to-Suit Parcel
Exhibit "A-2"   Legal Description of Expansion Parcel
Exhibit "B"     Work Letter Agreement
Exhibit "C"     Title Report
Exhibit "D"     Declaration of Covenants, Conditions & Restrictions
Exhibit "E"     Non-Foreign Investor Affidavit
Schedule 2.04   Seller's Delivery Items Schedule


                          INDUSTRIAL AND BUILD-TO-SUIT
                          PURCHASE AND SALE AGREEMENT


      This PURCHASE AND SALE AGREEMENT ("Agreement") is dated as of
February 13, 1997 by and between THE NEWHALL LAND AND FARMING COMPANY (A CALIFORNIA LIMITED PARTNERSHIP) ("Seller"), and Esterline Technologies Corp., a corporation, and TA MFG COMPANY, a California Corporation (individually and collectively and jointly and severally, "Buyer").


                                    RECITALS

      A. Seller is the owner of those certain parcels of real property, located in the County of Los Angeles, State of California and more particularly described on Exhibit "A-1" (the "Build-to-Suit-Parcel") and Exhibit "A-2" (the "Expansion Parcel"), both of which are attached hereto and incorporated herein by this reference and which together with the build-to-suit improvements (the "Improvements) that Seller intends to construct for Buyer pursuant to the Work Letter Agreement attached hereto as Exhibit "B" and incorporated by reference herein, are collectively referred to as the "Property."

      B. Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms, covenants and conditions contained in this Agreement.

      C. TA MFG Company is the wholly-owned subsidiary of Esterline Technologies Corp.

      In consideration of the mutual covenants, agreements and representations contained herein, the adequacy and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

      Buyer agrees to purchase the Property from Seller, and Seller agrees to sell the Property to Buyer, subject to the conditions, covenants and terms contained in this Agreement. The Property shall consist of the Build-to-Suit Parcel, Expansion Parcel, and the Improvements, including those certain "Building Shell Improvements," "Site Improvements" and "Interior Improvements," all of which are defined in the Work Letter Agreement, that Seller intends to construct for Buyer pursuant to those certain "Building Shell Plans," "Site Work Plans" and "Interior Plans" that have been, or will be, approved by Buyer and Seller pursuant to the Work Letter Agreement. The Build-to-Suit Parcel consists of approximately 4.42 acres (approximately 192,906 square feet) and the Expansion Parcel consists of approximately 1.88 acres (approximately
81,829 square feet), for a total of approximately 6.3 acres (approximately 274,735 square feet) of land located in the County of Los Angeles, State of California, as determined by a survey of the Build-to-Suit Parcel and Expansion Parcel prepared by Sikand Engineering Associates ("Sikand"). The Building Shell Improvements will include an approximately 85,000 square foot building with an approximately 75,000 square foot footprint and 10,000 square feet of mezzanine space. The Site Improvements will include related on-site and offsite improvements that will be constructed in accordance with plans and specifications that are approved by Buyer and Seller pursuant to the Work Letter Agreement. The Interior Improvements will include certain interior improvements that are constructed pursuant to the Interior Plans that have been approved by Buyer and Seller pursuant to the Work Letter Agreement so that the Improvements can be used by Buyer for Buyer's conduct of its manufacturing business on the Property in accordance with the CC&R's (as defined in Section 7.07). The Building Shell Improvements shall consist of a concrete tilt-up industrial building that will be constructed substantially in accordance with the most recent Uniform Building Code and other applicable laws, codes and regulations.


                                   ARTICLE II
                          PURCHASE PRICE AND DEPOSITS

      2.01 Escrow. Within three (3) business days after this Agreement is executed by both parties, Seller and Buyer shall open an escrow ("Escrow") with Continental Lawyer's Title Company, located at 800 East Colorado Boulevard, Suite #200, Pasadena, California, Attention: Renee Blair, escrow officer ("Escrow Agent"), and shall deliver to Escrow Agent an executed copy of this Agreement, together with the Initial Deposit, as defined in Section 2.02 below ("Opening of Escrow"). The Escrow Agent shall deposit the Initial Deposit and Additional Deposits when received and as defined in Section 2.02, into a federally insured interest bearing account or accounts that are segregated and refer to the Escrow and require the signature of an authorized officer of Escrow Agent for withdrawal of funds. All interest earned on the Initial Deposit and Additional Deposits shall be credited to and be for the benefit and account of the Buyer. The Closing of Escrow shall be in accordance with Article IV of this Agreement.

      2.02 Purchase Price. The total purchase price ("Purchase Price") for the Property shall be Six Million Two Hundred and Eighty Thousand Four Hundred Ninety-Six and no/100 Dollars ($6,280,496.00), consisting of $4,541,949.50 for the Build-to-Suit Parcel, Site Work Improvements and Building Shell Improvements; $1,043,000 for the Interior Improvements and $695,546.50 for the Expansion Parcel. The Purchase Price for the Build-to-Suit Parcel and the Expansion Parcel shall be increased or decreased by $8.50 for each square foot above or under 274,735 as determined by a survey of the Build-to-Suit Parcel and Expansion Parcel by Sikand following the County of Los Angeles' approval of a lot line adjustment for the Expansion Parcel and Build-to-Suit Parcel. For purposes of calculating the acreage and square feet for determining any Purchase Price adjustment, Sikand shall determine the gross acreage and number of square feet within the perimeter boundaries of the Build-to-Suit Parcel and Expansion Parcel and subtract from such gross number the area contained within the cut slopes that are at the rear of and along Braxton Avenue adjacent to the Build-to-Suit Parcel and that are not included within building set back or side yard areas. The Purchase Price shall be subject to increase in accordance with the terms of the Work Letter Agreement that is not caused by Seller's default under this Agreement or the Work Letter Agreement. The Purchase Price shall be paid as follows:

      A. Upon the Opening of Escrow, Buyer shall deposit with the Escrow Agent cash, or cashier's check or certified check drawn on good and sufficient funds of a federally insured bank in California and made payable to the order of the Escrow Agent, in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) ("Initial Deposit");

      B. Three additional deposits of One Hundred Thousand Dollars ($100,000.00) each, aggregating to a total amount of Three Hundred Thousand Dollars ($300,000) in additional deposits, (each an "Additional Deposit" and collectively the "Additional Deposits,") shall be deposited into Escrow by Buyer in immediately available federal funds in accordance with the following schedule: (i) an Additional Deposit of $100,000 upon commencement of construction of the Building Shell Improvements; (ii) an Additional Deposit of $100,000 upon substantial completion of the concrete tilt-up walls for the Building Shell Improvements as certified by the architect and general contractor; and (iii) an Additional Deposit of $100,000 upon substantial completion of the Building Shell Improvements as certified by the architect and general contractor. The Initial Deposit and Additional Deposits and all interest earned on the Initial Deposit and Additional Deposits are collectively referred to as the "Deposit."

      C. Upon the close of Escrow, the Deposit shall be disbursed to Seller and credited toward the Purchase Price. One (1) business day before the close of Escrow, Buyer shall deposit with the Escrow Agent the balance of the Purchase Price in cash or a cash equivalent, as described below in
Section 2.03 such that the Escrow Agent will be able to disburse the cash proceeds owed to Seller on the Close of Escrow.

      2.03 Form of Deposit and Payment. All money payable under this Agreement, including the Deposit, additional sums payable under the Work Letter Agreement, the balance of the Purchase Price or otherwise, shall be paid in cash, a cashier's check or certified check, or wire transfer of immediately available federal funds of the United States.

      2.04 Buyer's Review Period. Prior to the execution of this Agreement, Seller has provided Buyer with a list and copies of current reports, studies, surveys, assessments, inspections and tests ("Delivery Items") pertaining to the Property (other than confidential or proprietary property or data of Seller) that Seller has in its possession or control. The Delivery Items are identified on Schedule 2.04 attached hereto and incorporated by reference herein. Buyer acknowledges that within twenty (20) business days after the date of this Agreement (i.e. March 2, 1997, "Buyer's Review Period"): (i) Buyer shall have reviewed and approved or shall have or will have conducted such surveys, reports, studies, assessments, tests and inspections, and made such boring, percolation, geologic, seismic, environmental and soils tests and other studies of the Property, as Buyer determines, to be prudent or advisable in Buyer's commercially reasonable judgment, and (ii) Buyer shall have had an adequate opportunity to make such inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions, as Buyer has, in Buyer's commercially reasonable discretion, deemed necessary as a condition precedent to Buyer's purchase of the Property and to determine the physical and land use characteristics of the Property (including its subsurface) and its suitability for Buyer's intended use. Buyer shall protect, defend, indemnify, and hold Seller (and Seller's general partners and the agents, employees, partners, unitholders, shareholders, affiliates, officers and directors of Seller and its general partners, collectively "Seller's Indemnitees"), harmless from and against any and all losses, costs, expenses (including reasonable attorneys' fees and court costs) claims, damages, personal injuries, property damage, liens, and stop notices whatsoever, including, without limitation, repairing any and all damages to any portion of the Property, arising out of or related to Buyer's conducting such inspections, surveys, tests, and studies or relating to Buyer's access to or entry onto the Property prior to the close of Escrow.


                                  ARTICLE III
                              CONDITIONS PRECEDENT

      The purchase and sale under this Agreement shall be subject to the satisfaction of the following conditions (unless waived in writing by the party to whom the benefit runs) on or before the Closing Date:

      3.01 Conditions to Buyer's Obligations.

      A. Delivery of Title Report. Prior to the execution of this Agreement, Seller has provided Buyer with a title report for the Property, a copy of which is or shall be attached hereto and incorporated herein by this reference as Exhibit "C" ("Title Report"). Buyer shall have until the expiration of Buyer's Review Period to provide Seller with written notice specifying any reason(s) if Buyer disapproves any item or exception shown on the Title Report. Failure of Buyer to disapprove any item or exception shown on the Title Report during such time period shall be deemed to be an approval of title to the Property in its entirety. If Buyer disapproves of any item or exception shown in the Title Report, Seller shall have the right, but not the obligation, to (a) remove or cure the defect to the reasonable satisfaction of Buyer or (b) elect not to cure such defect. If Seller fails to notify Buyer of Seller's election to cure such item or exception within five (5) days after Seller's receipt of Buyer's notice of disapproval, Seller shall be deemed to have elected not to cure such defect. If Seller elects not to cure any such defect, then Buyer's exclusive remedy shall be to (i) accept such item or exception and proceed to take title to the Property without either deduction or offset to the Purchase Price and waive such defect without cause of action hereunder against Seller, or (ii) terminate this Agreement and the Escrow by giving five (5) days' prior written notice of such termination to Seller and to Escrow Agent after Buyer's receipt or deemed receipt of Seller election not to cure. Buyer's failure to provide Seller with five (5) days' prior written notice of termination shall constitute Buyer's election under (i) above.

      B. Delivery of Title and Title Insurance. Seller shall convey fee title to the Property to Buyer at the Closing, subject to the Permitted Exceptions. The term "Permitted Exceptions" as used herein shall mean: (i) liens for real property taxes and assessments and all other taxes shown as exceptions in the Title Report, provided that the taxes are not delinquent and do not include any utility hook-up fees or building fees relating to Seller's construction of the Improvements; (ii) the standard exceptions to coverage under Chicago Title Insurance Company (Title Insurer's) 1992 ALTA-Owner's Extended Coverage Policy of Title Insurance; (iii) such exceptions to coverage as may be shown in the Title Report and that are approved by Buyer during Buyer's Review Period; (iv) the CC&R's, as described in Section 7.07 of this Agreement; (v) reasonable water, sanitary sewer, utility, slope, and drainage and street widening easements that are necessary in connection with the subdivision or development of the Property and any Adjacent Property, as defined in Section 7.06 of this Agreement, that are either shown on a survey or tract, subdivision or boundary line adjustment map for the Build-to-Suit Parcel and Expansion Parcel that Buyer approves during Buyer's Review Period or that are located within utility corridors within the perimeter boundaries of the Property as shown on such maps and do not adversely affect or increase the cost of Buyer's proposed expansion of its improvements or conduct of business within the Improvements after the close of Escrow; (vi) minor boundary line adjustments that are contemplated by the boundary line adjustment map that is approved by Buyer during Buyer's Review Period and that do not interfere or impair the use of the Property and do not reduce Buyer's ability to expand its improvements after the Close of Escrow as contemplated by Section 7.07 of this Agreement; and (vi) any other exception Buyer has approved in writing or caused or permitted to encumber the Property. Buyer agrees that Seller's obligation to convey insurable title to Buyer shall be deemed satisfied upon Title Insurer's willingness to issue the Title Policy subject only to the Permitted Exceptions.

      C. Substantial Completion of Improvements. Seller shall have substantially completed the Improvements in accordance with the Work Letter Agreement and Seller shall have received a temporary certificate of occupancy or its equivalent for the Improvements, unless Seller is prevented from obtaining a temporary certificate of occupancy as a result of any act or omission of Buyer or Buyer's employees, agents or contractors or as a result of Buyer's failure or delay in obtaining any necessary environmental permit related to Buyer's manufacturing use of the Property, including any necessary permit from SCAQMD. Any costs incurred by Buyer in examining and investigating the Property under this Agreement shall be at Buyer's sole cost and expense. During the five (5) day period between substantial completion of the Improvements and Closing, Buyer and Seller shall complete a walk-through of the Property and prepare and initial a punch-list of those items which remain incomplete, but are not material to substantial completion of the Improvements. Seller shall promptly obtain bids from the applicable subcontractors to complete such punch-list items and shall promptly cause the general contractor and subcontractors to complete such work. If the estimated cost of completing such punch-list exceeds $20,000, Seller shall withhold the estimated cost of completing such punch-list work from the final payment due the general contractor until such punch-list work is completed.

      D. During Buyer's Review Period and after substantial completion of the Building Shell Improvements but prior to substantial completion of the Improvements, Seller agrees that Buyer and its agents and contractors may enter the Property for the purpose of the examination and investigation under this
Section 3.01(D) from time to time or for the purpose of installing Buyer's Work in accordance with the Work Letter Agreement; provided that such activity does not unreasonably interfere with Seller's performance under this Agreement, including the Work Letter Agreement. Buyer shall keep the Property free and clear of any mechanics' lien or materialmen's liens related to any such activity, and Buyer shall provide Seller with two (2) days prior written notice of such entry onto the Property and evidence that Buyer has procured the insurance required by the Work Letter Agreement and named Seller and its general contractor as additional insureds prior to any such entry onto the Property.

      E. Representations and Warranties. Each of the representations and warranties by Seller contained in Article VIII was true and correct in all material respects as of the date made and continues to be true and correct in all material respects as of the Closing Date.

      3.02  Conditions to Seller's Obligations.

      A. Governmental Approvals. On or before July 21, 1997, the Seller shall have obtained a building permit for the Building Shell Improvements and on or before October 21, 1997, or such later date as may be agreed to by Buyer and Seller during Buyer's Review Period in connection with Buyer and Seller's approval of the construction schedule for the Improvements pursuant to the Work Letter Agreement, Seller have obtained a building permit for the Interior Improvements to be constructed pursuant to the Work Letter Agreement. Seller agrees to use due diligence to obtain such permits by such dates subject to Force Majeure Delays and Buyer Delays and any extensions to such dates as may be approved by Buyer and Seller pursuant to the Work Letter Agreement.

      B. Delivery of Purchase Price. The Purchase Price shall have been delivered to Escrow Agent in immediately available funds on or before the Closing Date.

      C. Board Approval. Approval of this Agreement and the consolidated financial statements of Buyer and Guarantor that have been prepared in accordance with generally accepted accounting principles consistently applied by Seller's Board of Directors or senior management on or before February 7, 1997.

      D. Representations and Warranties. Each of the representations and warranties by Buyer contained in Article VIII was true and correct in all material respects as of the date made and continues to be true and correct in all material respects as of the Closing Date.

      E. Performance of Buyer's Covenants. Buyer shall have performed in full all of its obligations under this Agreement and the Work Letter Agreement.

      3.03 Failure of Conditions. If any of the conditions precedent contained in this Article III are not satisfied (or waived or the time for satisfaction extended by the party to whom the benefit of the condition runs) within the time periods specified in this Agreement, the party to whose benefit the condition runs shall have the right to terminate this Agreement by delivering written notice to the other party within the time period specified by this Agreement and if either party elects to so terminate this Agreement, neither party shall have any further obligations or liabilities thereunder or pursuant to the terms of this Agreement; provided, however, that each party shall pay one-half (1/2) of Escrow Agent and Title Insurer's normal Escrow and title policy cancellation fees, if any. Nothing contained herein is intended nor shall permit any party in default to terminate this Agreement or the Escrow provided for herein as a result of such default. If Buyer elects to terminate this Agreement during Buyer's Review Period, Buyer shall reimburse Seller for the out-of-pocket costs and expenses that Seller incurs pursuant to the Work Letter Agreement for the Work Cost (as defined in the Work Letter Agreement) up to a maximum amount of $17,000. Seller shall provide Buyer with bills, receipts, invoices and other written evidence that Seller has incurred such out-of-pocket costs and expenses.


                                   ARTICLE IV
                                    CLOSING

      4.01 Closing. The purchase and sale of the Property shall be consummated through a closing ("Closing") in accordance with the following:

      A. Closing Date. The closing date ("Closing Date") shall occur at the Pasadena office of the Escrow Agent, or such other location as is acceptable to the parties hereto, on or before 4:00 p.m. on the earlier to occur of: (i) five
(5) days after substantial completion of the Improvements, as certified by the Architect and general contractor or (ii) on February 21, 1998 such later date as may be agreed to by Buyer and Seller in connection with Buyer and Seller's approval of the construction schedule pursuant to the Work Letter Agreement, provided all contingencies have been completed and subject to extensions for Force Majeure Events beyond Seller's reasonable control and Seller Delays totaling up to thirty (30) days in the aggregate but in no event later than October 31, 1998. Buyer and Seller acknowledge that both parties would prefer to close Escrow on or before December 31, 1997, and shall cooperate with each other in good faith to coordinate and expedite the construction schedule to the extent that it is commercially reasonable to do so without increasing construction costs in the prudent business judgment of Buyer and Seller. For example, Buyer and Seller agree to approve design-build subcontracts with the major trade subcontractors who are approved pursuant to the Work Letter Agreement.

      B. Closing Documents. (i) Seller. Not less than one (1) business day prior to the Closing Date, Seller shall duly execute, acknowledge if required, and deliver to Escrow Agent the following:

            (a) Grant Deed ("Deed") conveying the Property to Buyer, along with Seller's share of any costs or expenses to be paid to or through Escrow Agent;

            (b) A Non-Foreign Entity Affidavit, in the form attached hereto as Exhibit "E";

            (c) An assignment, without recourse and on a non-exclusive basis for a period of one year after the Closing Date, of all contractor and manufacturer warranties regarding the Improvements;

            (d) Such documents and instruments as Escrow Agent or Title Insurer may reasonably require to evidence the due authorization and execution of the documents and instruments to be delivered by Seller hereunder and to issue its title insurance policy; and

            (e) Lien releases (which may be conditional as to the final payment and unconditional as to all prior payments) from the general contractor and major trade subcontractors and suppliers of material and equipment for the Improvements and an owner's indemnity agreement for Seller's Work as may be required by the Title Insurer to issue its 1992-ALTA Owner's Extended Coverage Title Policy.

      (ii) Buyer. Not less than one (1) business day prior to the Closing Date, Buyer shall deliver to the Escrow Agent the following:

            (a) Purchase Price, along with Buyer's share of any costs and expenses to be paid to or through Title Insurer and Escrow Agent;

            (b) A Change of Ownership Statement, as required by Title Insurer or Escrow Agent; and

            (c) Documents and instruments executed and acknowledged as may be reasonably required by Escrow Agent or Title Insurer to evidence the due authorization and execution of the various documents and instruments to be delivered by Buyer hereunder and to issue its title insurance policy, including an owner's indemnity agreement for any Buyer's Work (as defined in the work Letter Agreement) that is commenced by Buyer prior to the Closing Date.

      C. Closing Procedure. At such time as the Escrow Agent has received all of the items specified in Section 4.01, and at such time as Title Insurer is prepared to issue a policy of title insurance in accordance with Section
3.01 hereof, Buyer and Seller hereby authorize and instruct Escrow Agent to:
(i) cause Title Insurer to record the Deed; (ii) pay to the authorities lawfully entitled thereto any recordation fees and transfer taxes in connection therewith; (iii) compute prorations relating to taxes and assessments for the accounts of Seller and Buyer; (iv) pay to Seller an amount equal to the Purchase Price less any prorations chargeable to Seller and any amounts payable by Seller to Escrow Agent for its services and expenditures in connection herewith; and (v) pay to Buyer the balance of the funds then held by Escrow Agent, less any prorations chargeable to Buyer and any amounts payable by Buyer to Escrow Agent for its services and expenditures in connection herewith.

      4.02 Expenses; Prorations.

      A. Fees, Expenses, Transfer Taxes. Seller shall pay the documentary transfer taxes, one-half of the escrow fees and the cost of a 1992-CLTA standard coverage Owner's Policy of Title Insurance for Buyer in the amount of the Purchase Price. Buyer shall pay the recordation fees of the Deed and one-half of the fees and expenses of Escrow Agent in connection with the escrow and any other customary fees and charges and expenditures authorized by Buyer, and Buyer shall pay for the increased cost of the ALTA Extended Coverage Policy, the cost of any survey that the Escrow Agent requires for issuance of an ALTA Policy or any ALTA, as-built survey that Buyer requires pursuant to the Work Letter Agreement and for the cost of any other increase in the amount or scope of title insurance if Buyer elects to increase the amount or scope of title insurance coverage.

      B. Real Property Taxes and Assessments. All real property taxes and assessments for the fiscal years of the taxing and assessing authorities, or any owner's association annual dues under the CC&R's described in Section 7.07 becoming due prior to the Closing Date shall be prorated at the Closing with appropriate debits and credits to the accounts of Buyer and Seller so that Seller shall be responsible for paying all of the same, to the extent duly allocable to the period ending on the day immediately prior to the Closing Date, and Buyer shall be responsible for paying all of the same, to the extent duly allocable to the period commencing upon the Closing Date. At Closing, Buyer shall reimburse Seller for any taxes and assessments, which are allocable to the period commencing upon the Closing Date and which Seller has already paid.

      C. Brokerage Commission. With the exception of Locker Realty Corp, having its business address at 601 East Glenoaks Blvd., Suite 200, Glendale, California 91207-1760 ("Buyer's Broker") and CB Commercial Real Estate Group, Inc., having its business address at 15301 Ventura Blvd., Suite 120, Sherman Oaks, California 91403-3157 ("Seller's Broker"), Buyer and Seller represent and warrant to each other that to the best of their knowledge no other person or entity may claim or is entitled to a real estate commission, finder's fee or any similar payment with respect to this Agreement or the Property. The Seller's Broker and Buyer's Broker are collectively referred to as the "Brokers." Buyer and Seller shall each protect, defend, indemnify and hold the other harmless from and against all such claims for fees or commissions in connection with the sale of the Property or this Agreement. Seller shall pay to the Brokers a brokerage commission pursuant to separate written agreements between Seller and Buyer's Broker and Seller's Broker.


                                   ARTICLE V
                                     BREACH

      5.01 Notice. The failure by either party to observe or perform any of the covenants or provisions of this Agreement, where such a failure shall continue for a period of five (5) days after written notice thereof from the non-breaching party to the breaching party, shall constitute a breach under this Agreement. If the nature of the breaching party's default is non-monetary and such that more than five (5) days are reasonably required for its cure, then the breaching party shall not be deemed to be in default if the breaching party shall commence such cure within said five (5) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than thirty (30) days from the date of such notice or not later than the Outside Closing Date if the breach relates to Seller's failure to substantially complete the Improvements.

      5.02 Failure to Cure. If a breaching party fails to cure or commence to cure the default after notice, the non-breaching party may, without terminating this Agreement, suspend performance under this Agreement.

      5.03 Remedies. If either party breaches this Agreement, upon expiration of the cure period, the non-breaching party may sue for specific performance; provided, however, Buyer's right to sue for specific performance is conditioned upon Esterline's delivery of an agreement in writing to Seller on or before the Closing Date to segregate the Purchase Price in a segregated account and Seller shall have the right to expunge any lis pendens filed by Buyer without posting a bond if Esterline fails to deliver such written agreement to Seller prior to Buyer's commencement of its action for specific performance. In addition to an action for specific performance, the non-breaching party may commence an arbitration proceeding for damages pursuant to Article XII of this Agreement. Buyer agrees that its damages will be limited to Holdover Rental Costs (as defined below) and $1,250 for each additional day of Seller Delay as liquidated damages for Seller's failure to substantially complete the Improvements on or before the date permitted by clause (ii) of Section 1.4 of the Work Letter Agreement as a result of more than thirty (30) days of Seller's Delays (subject to extension for the number of days of Buyer's Delays and Force Majeure Delays), provided Seller substantially completes the Improvements on or before the Outside Closing Date subject to extension for the number of days of Buyer Delays and Force Majeure Delays. The parties acknowledge that it would be difficult to estimate Buyer's actual damages and $1,250 per day and Holdover Rental Costs represents a reasonable amount. Holdover Rental Costs shall mean the difference between (a) TA MFG Company's existing occupancy costs ("TA's Existing Occupancy Cost") for its existing facilities as set forth on Schedule
5.03 attached hereto and incorporated by reference herein and (b) the lower of
(i) TA's actual holdover costs or (ii) 150% of TA's Existing Occupancy Cost, for Seller's failure to substantially complete the Improvements on or before the date permitted by clause (ii) of Section 1.4 of the Work Letter Agreement as a result of more than thirty (30) days of Seller Delay. Buyer represents and warrants to Seller that Schedule 5.03 accurately sets forth TA's existing lease obligations, and the existing termination dates of TA's existing leases. Buyer and Seller shall act reasonably and in good faith and cooperate with each other to minimize Buyer's holdover costs and to minimize Buyer and Seller's damages as a result of Seller Delays, Buyer Delays and Force Majeure Delays. Buyer represents and warrants to Seller that TA has the right to terminate its existing lease on its manufacturing facility on 365 days prior notice to its landlord. Buyer agrees not to send any termination notice prior to approval of its Interior Plans and meeting with Seller and agreeing upon the projected date of substantial completion of the Improvements and the number of days of Seller Delays, Buyer Delays, and Force Majeure Delays then existing. Buyer also agrees to meet with Seller prior to extending its office lease or agreeing to any increase in its occupancy cost above in TA's Existing Occupancy Cost. /s/ SRL, RWS

      5.04 Build-to-Suit. BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS CONSTRUCTING THE IMPROVEMENTS TO ACCOMMODATE AND SATISFY THE UNIQUE AND SPECIFIC REQUIREMENTS OF BUYER THAT ARE REQUIRED FOR THE MANUFACTURING BUSINESS REQUIREMENTS OF BUYER AND THAT SELLER WOULD NOT CONSTRUCT THE IMPROVEMENTS BUT FOR THE AGREEMENT OF BUYER UNDER THIS AGREEMENT AND THE WORK LETTER AGREEMENT. IF BUYER BREACHES ITS OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER, THEN SELLER WILL BE IRREPARABLY DAMAGED DUE TO THE UNIQUE AND BUILD-TO-SUIT NATURE OF THE IMPROVEMENTS THAT SELLER IS CONSTRUCTING ON BEHALF OF BUYER. CONSEQUENTLY, SELLER SHALL HAVE THE RIGHT OF SPECIFIC PERFORMANCE AGAINST BUYER IN ADDITION TO ANY REMEDIES SELLER HAS AT LAW, IN EQUITY, OR PURSUANT TO THIS AGREEMENT OR THE WORK LETTER AGREEMENT FOR SUCH BREACH, INCLUDING BUT NOT LIMITED TO CLAIMS FOR DAMAGES, ATTORNEYS' FEES AND INDEMNITY. SELLER AND BUYER WITNESS THEIR APPROVAL OF THIS SPECIFIC PERFORMANCE CLAUSE BY INITIALING THIS
SECTION 5.04.

Seller's Initials: /s/  JB      Buyer's Initials: /s/SRL, /s/RWS

      5.05 Limitation of Liability. The obligations of the Seller under this Agreement shall be without recourse to the assets of the general partners or of any general partner, officer, shareholder, director, unit holder or employee of Seller or any general partner of Seller. The sole recourse of Buyer for any obligation of the Seller under this Agreement shall be limited solely to the Property and the income and proceeds therefrom.


                                   ARTICLE VI
                 SELLER'S OBLIGATION TO CONSTRUCT IMPROVEMENTS

      6.01 Seller's Work. Seller will be responsible for substantially completing the Improvements in accordance with the Work Letter Agreement prior to the Closing Date, subject to extensions for up to thirty (30) days of Seller Delays and extensions for Force Majeure Events or delays caused by Buyer. Seller shall also install, at Buyer's expense, a fully irrigated landscape strip fronting Franklin Parkway on the Expansion Parcel in accordance with landscaping plans that are approved by Buyer during the landscaping phase of the development of the adjacent building. Buyer's obligation to pay for the cost of such work as it progresses shall survive the Closing Date and recordation of the Deed.


                                  ARTICLE VII
                             CONDITION OF PROPERTY

      7.01 Condition of Property. Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions and similar occurrences that may alter its condition or affect its suitability for any proposed use. Seller shall have no responsibility or liability with respect to any such occurrence. Except for the express representations and warranties of Seller contained in this Agreement, Buyer represents and warrants that it is acting, and will act only, upon information obtained by it directly from its own inspection of the Property. The suitability or lack of suitability of the Property for Buyer's intended use, or availability or lack of availability of permits or approvals of governmental or regulatory authorities (other than a temporary certificate of occupancy for the Improvements) shall not affect the rights or obligations of the Buyer hereunder. Seller shall deliver the Property to Buyer clean and free of debris on the Closing Date.

      7.02 Seller's Warranty. Seller warrants to Buyer that all items of "Seller's Work" as defined in Paragraph 1.1 of the Work Letter Agreement, shall be in good operating condition on the Closing Date and shall be completed substantially in accordance with the requirements of this Agreement. Seller's warranty shall not extend to, or provide a remedy for, abuse, defects caused by Buyer's alteration or modification of Seller's Work, improper or insufficient maintenance, improper operation, and normal wear and tear under normal usage.

      Seller's warranty obligations shall commence at the time of substantial completion of Seller's Work. If within one year after substantial completion of Seller's Work any portion of Seller's Work is found not to be in accordance with the requirements of this Agreement, Seller shall, after receipt of written notice from Buyer, promptly correct, or cause the general contractor to correct, such work. Seller hereby agrees to execute any documentation reasonably requested by Buyer in order to evidence the fact that effective one
(1) year after the Closing Date, Seller shall assign on a non-exclusive basis all of its right, title and interest in and to any warranties regarding workmanship and material with respect to the Seller's Work to be performed pursuant to the terms of this Agreement, including, but not limited to, the warranties regarding the operation of systems such as air-conditioning or heating. Seller shall cooperate with Buyer, at no cost to Seller, with respect to the enforcement of any such warranties upon the written request by Buyer and Buyer shall cooperate with Seller in enforcing any such warranties in connection with the performance of Seller's obligations under this Section
7.02. In no event shall Seller be liable to Buyer for any latent or patent construction defects that are not asserted by Buyer within one (1) year after the Closing Date.

      7.03 No Additional Warranties. Except as expressly provided in this Agreement, the Property is purchased and sold "AS IS". The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms, and conditions reflect the fact that, Buyer shall have the benefit of, and is relying upon, no statements, representations, or warranties whatsoever made by or enforceable directly against Seller relating to the condition, operations, dimensions, descriptions, soil condition, suitability, compliance or lack of compliance with any state, federal, county or local law, ordinance, order, permit or regulation, or any other attribute or matter of or relating to the Property. Buyer represents, warrants, and covenants to Seller that, except for Seller's express representations and warranties specified in this Agreement, Buyer is relying solely upon its own investigation of the Property. If Seller obtains or has obtained the services, opinions, or work product of surveyors, architects, engineers, Escrow Agent, Title Insurer, governmental authorities, or any other third person or entity with respect to the Property, Buyer and Seller agree that Seller shall do so only for the convenience of both parties, and the reliance by Buyer upon any such services, opinions, or work product shall not create or give rise to any liability of or against Seller.

      7.04 Governmental Approvals. It is understood and agreed by the parties that Seller's performance of its obligations under this Agreement, including the Work Letter Agreement, is subject to obtaining all necessary governmental permits and approvals from all appropriate governmental authorities for the Improvements. Seller will use due diligence to obtain said governmental permits or approvals to construct the Improvements. Nothing contained in this Agreement shall be construed as authorizing or requiring Buyer to apply for a zone change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow and Buyer agrees not to do so without Seller's prior written approval, which approval may be withheld in Seller's sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Close of Escrow unless first approved by Seller, which approval Seller may withhold in Seller's sole discretion. Buyer's obligation to purchase the Property shall not be subject to or conditioned upon Buyer's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

      7.05 Environmental Conditions. Except as disclosed to Buyer in writing, to the best of Seller's knowledge, as of the date of this Agreement, there has been no release of Hazardous Materials in violation of applicable law on the Property. Seller's obligations to disclose matters "known to Seller," "to the best of Seller's knowledge" or words of like import shall be deemed breached only if Thomas E. Dierckman, Senior Vice President of Seller, had actual knowledge (as opposed to imputed, inquiry or constructive knowledge after consultation with the staff of Seller's commercial and industrial division of the Valencia Company, a division of Seller) of the material inaccuracy of the matter not disclosed to Buyer. Except as set forth above in this Paragraph, Buyer shall rely upon its own inspection and environmental audit of the Property in determining the Property's physical and environmental condition, including an examination of all public records relating to the environmental condition of the Property. If Buyer discovers that there has been a release of Hazardous Materials on the Property in violation of applicable law, Buyer shall immediately notify Seller in writing. Buyer shall protect, defend indemnify and hold Seller free and harmless from and against any and all claims, liabilities, damages, costs and expenses (including reasonable cleanup and remediation costs and reasonable attorney and consultant fees) relating to a release of Hazardous Materials on or beneath the Property by Buyer or its agents or contractors in violation of applicable law after the Close of Escrow. Buyer's indemnity obligations shall survive the Close of Escrow. As used in this Paragraph, Hazardous Materials shall mean any and all hazardous substances, hazardous materials or hazardous waste as defined under federal, state or local laws or regulations.

      7.06 Cooperation with Development of Adjacent Property. Buyer shall cooperate with Seller and the Declarant under CC&R's, as defined in Section
7.07 below, and with the owners of the property surrounding, abutting or adjoining the Property ("Adjacent Property"), in the development of the Adjacent Property, by executing subdivision maps and other appropriate documents necessary to obtain all government approvals to develop the Adjacent Property. Seller hereby reserves easements for drainage, sewer, utilities, and slopes across the Property that are reasonably necessary for the subdivision, development and construction of the Adjacent Property and that are Permitted Exceptions under this Agreement. If requested by Seller or Declarant under the CC&R's or owners of Adjacent Property, Buyer shall execute and record easements precisely describing the location thereof.

      7.07 Covenants, Conditions and Restrictions.

      A. Buyer acknowledges and agrees to comply with the Declaration of Covenants, Conditions and Restrictions encumbering the Property dated
August 26, 1996 and recorded in the Los Angeles County Recorder's Office as Instrument No. 961516213, a copy of which will be attached hereto as Exhibit "D" and incorporated herein by this reference and as may be amended from time to time (the "CC&R's"). Buyer acknowledges and agrees that construction of the Improvements on the Property and construction of any additional improvements on the Property after the Close of Escrow is subject to compliance with the size, density, building material, aesthetic and other architectural controls under the CC&R's. At the Closing, Seller shall deliver to Buyer a certificate executed by the Declarant under the CC&R's to evidence that construction of the Improvements was in compliance with the CC&R's. Prior to expiration of Buyer's Review Period, Seller shall cause the Declarant to deliver a letter to Buyer confirming that Buyer's intended use of the Build-to-Suit Parcel is permitted under the CC&R's subject to Declarant's approval of the plans and specifications for the Improvements and Buyer's compliance with all applicable laws and regulations. Buyer shall obtain the approval of the Architectural Review Committee and Declarant under the CC&R's prior to submitting any plans or applications for approval to any governmental authority regarding any expansion of the Improvements after the Closing Date. The parties acknowledge that after the Close of Escrow, Buyer contemplates expanding the Improvements on the Build-to-Suit and Expansion Parcels by approximately 50,000 square feet subject to Buyer's compliance with all applicable laws, ordinances, codes and regulations in connection with any expansion of the Improvements by Buyer. Buyer acknowledges that Buyer's ability to expand may be affected by changes in laws and regulations and by Buyer's use of the Improvements and proposed use of the expansion area. In connection with any such expansion Seller agrees to be bound by the following provisions.

            (i) Buyer shall have no obligation to develop the Expansion Parcel for up to five (5) years after the Closing Date. If Buyer has not commenced construction of any improvement on the Expansion Parcel on or before the fifth (5th) anniversary of the Closing Date, Buyer shall market the sale of the Expansion Parcel to a purchaser who agrees to construct improvements on the Expansion Parcel in accordance with and subject to the limitations set forth in the CC&R's. The marketing of the Property will be done by listing the Expansion Parcel with licensed California real estate broker.

            (ii) Approval of Buyer's submittal as to design, materials and color of Buyer's proposed expansion shall not be withheld if the improvements for the Expansion Parcel shall have a substantially similar design and shall include substantially similar materials and color unless the use of such design or materials are prohibited by applicable laws and regulations then in effect.

            (iii) Seller agrees to cause the Declarant under the CC&R's to consider on the Architectural Committee agenda a submittal made by Buyer for an improvement on the Expansion Parcel within two (2) meetings of the Architectural Committee after proper delivery of such submittal by Buyer to the Declarant in accordance with the CC&R's.

            (iv) If Declarant disapproves Buyer's submittal, Seller will cause the Declarant to deliver to Buyer, in writing, as detailed explanation for such disapproval.

            (v) In calculating maximum lot coverage under the CC&R's for any such proposed expansion by Buyer, Seller shall cause the Declarant to consider the Expansion Parcel and the Build-to-Suit Parcel to be as one Site (as defined in the CC&R's) as long as the Build-to-Suit Parcel and Expansion Parcel are both owned by Buyer, Buyer agrees to execute and record a covenant to hold the Expansion Parcel and Build-to-Suit Parcel as one parcel in compliance with all applicable laws and Buyer complies with all applicable laws and regulations regarding any such expansion.

            (vi) If Buyer sells the Expansion Parcel to a third party, Buyer and such third party shall each be entitled to place a monument sign identifying Buyer on the Build-to-Suit Parcel and the third party on the Expansion Parcel in compliance with the CC&R's.

            (vii) Declarant shall have the right to assign its interest under the CC&R's to any person, corporation or association subject to any such assignee's assumption of Seller's obligations under this Section 7.07.

      B. Subject to Subsection 7.07A above, Buyer shall obtain the approval of the Architectural Review Committee and Declarant under the CC&R's prior to submitting any plans or applications for approval to any governmental authority regarding any alteration to the Improvements or construction of additional improvements on the Build-to-Suit Parcel after the Closing Date. The CC&R's shall also restrict Buyer's use of the Property to light manufacturing and related office, administrative, warehouse and storage in compliance with all applicable laws and regulations.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

      8.01 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that, as of the date this Agreement is executed, and as of the Closing Date, Buyer has full right, power, and authority to execute and deliver this Agreement and to perform the undertakings of Buyer contained herein and therein, and that this Agreement constitutes valid and binding obligations of Buyer that are legally enforceable in accordance with their terms, and that to the best of Buyer's knowledge none of the undertakings of Buyer contained herein violates any applicable statute, law, regulation or ordinance or any order or ruling of any court or governmental entity, or conflicts with, or constitutes a breach or default under, any agreement by which Buyer is bound or regulated.

      8.02 Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer that, as of the date this Agreement is executed, and as of the Closing Date (except as provided otherwise below), as follows:

      A. The persons executing this Agreement on behalf of the Seller are duly authorized to do so and are authorized to sell the Property. Seller is the owner in fee of the Property and the Property will not be encumbered by any liens, easements, or licenses except for the Permitted Exceptions, as defined in Section 3.01B hereof.

      B. To the best of Seller's knowledge, there is no pending condemnation or similar proceeding affecting the Property or any portion thereof, and Seller has not received any notice and has no knowledge that any such proceeding is contemplated as of the date of this Agreement.

      C. There are no contracts or other obligations outstanding for the sale, exchange, lease or transfer of the Property or any portion thereof.

      D. Seller is not aware of any violation of any zoning, land use, building, health, flood control, fire or other law, ordinance, or regulation relating to the Build-to-Suit Parcel or the Expansion Parcel as of the date of this Agreement.

      E. Except as disclosed in writing to Buyer by the Delivery Items and/or as disclosed on the Title Report, or Survey, or as approved by Buyer pursuant to the Work Letter Agreement, Seller has not made and will not make any commitments to the applicable governmental authorities, or any adjoining or surrounding property owners that would interfere with Buyer's ability to expand the Improvements on the Expansion Parcel and Build-to-Suit Parcel in the manner contemplated by this Agreement.

      F. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property.

      G. Seller is not a foreign individual, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). Seller shall execute and deliver to Buyer at the Closing an affidavit substantially in the form of Exhibit "E" attached hereto, certifying the representations and warranties made pursuant to this subsection.

      H. All the documents executed by Seller which are to be delivered to Buyer on or before the Closing Date are, and on the Closing Date will be legal, valid, and binding obligations of Seller.

      I. Except as disclosed by the Delivery Items or Buyers review of public records and other reports it receives during Buyer's Review Period, including existing environmental, zoning, land use, health, fire, flood control and other applicable laws, ordinances and regulations, or as disclosed to Buyer pursuant to the Work Letter Agreement, Seller has not failed to disclose to Buyer any material fact that Seller has actual knowledge of and that materially and adversely affects the condition of the Build-to-Suit Parcel or Expansion Parcel as of the date of this Agreement.

      J. From and after the date hereof, and except as otherwise provided in this subparagraph, Seller shall not without the prior written consent of Buyer enter into any agreement, contract, commitment, lease or other transaction to sell, dispose of or lease any portion of the Property.


                                   ARTICLE IX
                      CONDEMNATION, DAMAGE AND DESTRUCTION

      9.01 Condemnation.

      A. If, between the date hereof and the Closing Date, condemnation or eminent domain proceedings affecting the Property (defined as 10% or more of the Build-to-Suit Parcel and the Expansion Parcel) are initiated or are threatened to be initiated, then, both Seller and Buyer shall have the option by written notice to: (i) affirm this Agreement, which shall remain in full force and effect without any diminution of the Purchase Price, and Seller shall assign to Buyer upon the Closing Date all of Seller's rights to any condemnation awards by depositing an assignment of said award with the Escrow Agent; or (ii) terminate this Agreement and return the Deposit to Buyer, less one-half (1/2) of the Escrow Agent's and Title Insurer's escrow and title cancellation fees and costs.

      B. If, between the date hereof and the Closing Date, condemnation or eminent domain proceedings affecting a portion of the Property (defined as 10% or less of either the Expansion Parcel or the Build-to-Suit Parcel) are initiated or are threatened to be initiated, then, Seller shall have the option by written notice to Buyer to: (i) affirm this Agreement, which shall remain in full force and effect without any diminution of the Purchase Price, and Seller shall assign to Buyer upon the Closing Date all of Seller's rights to any condemnation awards by depositing an assignment of said award with the Escrow Agent or (ii) terminate this Agreement and all obligations to Buyer, and return the Deposit to Buyer, less one-half (1/2) of the Escrow Agent's and Title Insurer's escrow and title cancellation fees and costs. As of the date hereof, Seller has received no notice that there are any eminent domain or condemnation proceedings pending or threatened against the Property. As used herein, material portion means more than 10% of the aggregate land area of the Build-to-Suit Parcel and Expansion Parcel or any portion of the land on which the Shell Improvements are located.

      9.02 Damage and Destruction. Seller shall maintain insurance, or cause the general contractor to maintain insurance, on the Property in accordance with the Work Letter Agreement until the Closing Date in accordance with the Work Letter Agreement. If, between the date hereof and the Closing Date, any material portion of the Property is damaged or destroyed (defined as 10% or more of the replacement cost of the Improvements), the Buyer shall have the option by written notice to Seller to terminate this Agreement, and subject to Seller's rights set forth below, Buyer shall have no obligation to purchase the Property, and Seller shall have no obligation to sell the Property to Buyer, unless Seller elects, in its sole and absolute discretion, to pay for the cost of restoring and substantially completing the Improvements in accordance with the approved plans prior to the Outside Closing Date under the Work Letter Agreement, in which event Buyer will not have the right to terminate this Agreement and shall be obligated to close on or before the Outside Closing Date. If this Agreement is so terminated, Escrow Agent shall return to Buyer the Deposit, less one-half (1/2) of escrow and Escrow Agent's costs and fees and any cancellation fees. If the Property is materially damaged by a casualty and Seller cannot complete the restoration of the Improvements prior to the Outside Closing Date, either Buyer or Seller may terminate this Agreement by delivering written notice to the other party. If this Agreement is so terminated, the Deposit less one-half of the Escrow termination fees shall be returned to Buyer and all insurance proceeds shall be paid to Seller. If Seller elects to restore the Property following any such damage on or before the Outside Closing Date, Buyer and Seller shall reaffirm this Agreement, which shall remain in full force and effect without any diminution or increase in the Purchase Price.


                                   ARTICLE X
                                ANTI-SPECULATION

      Buyer acknowledges that it has represented to Seller that it is acquiring the Property for business purposes for use as a manufacturing facility and not to speculate in the appreciation in the value of the Build-to-Suit Parcel or Expansion Parcel. Buyer further acknowledges that Seller would not have entered into this Agreement, including the Work Letter Agreement if Buyer were acquiring the Property for speculative purposes.


                                   ARTICLE XI
                                 MISCELLANEOUS

      11.01 Assignment. Buyer shall neither assign its rights nor delegate is obligations hereunder, without obtaining Seller's prior written consent, which shall not be unreasonably withheld but which may be conditioned upon the assignee's express written assumption of all of Buyer's obligations hereunder and the Buyer's reaffirmation of its obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to an affiliate or a successor by merger or consolidation, as long as Esterline Technologies Corp. reaffirms its obligation under this Agreement. In no event shall any assignment delay the Closing Date or release Buyer from any liability under this Agreement, including the Work Letter Agreement, as applicable. Any other purported or attempted assignment or delegation without obtaining Seller's prior written consent shall be void and of no effect. Seller acknowledges that Buyer shall have the right to designate TA MFG Company, a California corporation, to take title to the Property at the Closing without the consent of Seller.

      11.02 Attorneys' Fees. If any action or proceedings is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to all other damages, to receive reasonable attorney's fees and costs.

      11.03 Notices. All notices and requests hereunder shall be in writing and shall be sent by personal delivery or by certified or registered mail, postage prepaid, return receipt requested, or delivered in person to the following street addresses:

                     SELLER:
                     The Newhall Land and Farming Company
                     23823 Valencia Boulevard
                     Valencia, California 91355
                     Attention: Mr. Jim Brown
                     Phone: (805) 255-4261
                     Fax: (805) 259-2957

                     With a copy to:

                     Brobeck, Phleger & Harrison LLP
                     550 South Hope Street, Suite 2100
                     Los Angeles, California 90071
                     Attention: Jerry Walsh, Esq.
                     Phone: (213) 745-3358
                     Fax: (213) 745-3345

                     BUYER:
                     TA MFG Company
                     375 West Arden Avenue
                     P.O. Box 2500
                     Glendale, California 91209-2500
                     Attention: Dennis Miller
                     Phone: (818) 240-4600
                     Fax: (818) 241-3948

                     AND

                     Esterline Technologies Corp.
                     c/o Bogle & Gates PLLC
                     601 Union Street, Suite 5100
                     Seattle, Washington 98121
                     Attention: Serena M. Schourup, Esq.
                     Phone: (206) 621-1415
                     Fax: (206) 621-2660

All notices shall be effective upon the earlier of facsimile, personal delivery or receipt of the United States mail's return receipt, as set forth above; provided, however, receipt of the Purchase Price shall only be effective upon actual receipt in the form required under Section 2.04 hereof. Either party may change its fax number, address or designate a new street address for notices hereunder by notice complying with the terms of this Section.

      11.04 Cooperation. Each party shall fully cooperate with the other in connection with the requirements imposed by this Agreement upon the other, to the end that neither party shall act in any manner to impede the other in performing its obligations hereunder.

      11.05 Survival. The provisions of this Agreement shall survive the Closing and shall not be merged into or defeated by the execution, delivery, or recordation of the Deed given in connection herewith. Written disclosures made to Buyer by Seller or any other entity prior to the Closing Date shall constitute notice to Buyer of the matter disclosed, and Seller shall have no further liability thereafter if Buyer waives such matter and consummates the transaction contemplated hereby. If prior to the Closing Date, Buyer receives notice of any information which indicates that any of Seller's representations and warranties are untrue in any material respect, Buyer shall promptly advise Seller in writing of such information. If Buyer fails to notify Seller, Buyer shall be deemed to have waived such representation and warranty. If Buyer waives any representation or warranty, then Seller shall have no liability under this Agreement for such representation or warranty to the extent waived. If this Agreement is terminated because of a failure of conditions in Article IV or pursuant to Article IX, then neither Buyer nor Seller shall have any liability if any of Buyer's or Seller's representations or warranties are inaccurate. In no event shall Seller have any liability for a breach of a representation or warranty under this Agreement if Buyer fails to assert any such breach within one year after the Closing Date, except for those representations and warranties contained in subsections 4.02C, Sections 7.05 and 7.07 and subsections 8.02C, E, G, and I for which Seller shall have continuing liability.

      11.06 Interpretation. This Agreement shall be construed and enforced in accordance with the laws of the State of California as applicable to contracts entered into in California among parties doing business therein and the parties consent to the personal jurisdiction and venue of the Superior Courts of the State of California located in Los Angeles County and the service of process by any means authorized by such courts. This Agreement contains the entire agreement between the parties respecting the purchase and sale of the Property and supersedes all prior agreements between the parties hereto with respect to such matters. Exhibits "A" through "E", as attached hereto are incorporated by reference herein. The paragraph headings of this Agreement are for convenience only and are not to be construed as part of this Agreement, and do not in any way amplify or define the terms, conditions, and covenants of this Agreement, and shall not be used in construction or interpretation hereof. There are no third party beneficiaries to this Agreement. TA MFG Company and Esterline Technologies Corp. are jointly and severally liable for the obligations of Buyer under this Agreement. Unless the context otherwise indicates, whenever used in this Agreement, the word "party" or "parties" means Buyer or Seller or both, as the context may require.

      11.07 Successors and Assigns; Time Is of the Essence. This Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto. In no event shall Buyer have any right to delay or postpone the Closing to create a partnership, corporation or other form of business association or to obtain financing to acquire title to the Property or to coordinate with any other sale, transfer, exchange or conveyance. Time is of the essence of each term of this Agreement.

      11.08 Waivers. Except as herein otherwise expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder shall be deemed to be a waiver of any other breach not of the same or similar nature, and no acceptance of payment or performance by a party after any breach by any other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be in default.

      11.09 Severability. If any term or provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect to the maximum extent permitted by law.

      11.10 Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

      11.11 Duty of Confidentiality. Buyer and Seller represent and warrant that each shall keep all information obtained from the other, or related to or connected with the Property, the other party, or this transaction, confidential and will not disclose any such information to any person or entity (other than its accountants, lawyers and consultants) without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld.

      11.12 Force Majeure. The performance of Seller's obligations under this Agreement shall be extended by any delay caused by any of the following events (each a "Force Majeure Event"): any acts of god, casualty, damage, destruction, fire, flood, severe weather, war, riot, civil unrest, earthquake, strike, lockout, unavailability of building materials or supplies, embargoes, epidemics, labor unrest, governmental action or inaction or any other event beyond Seller's control. The financial condition of Seller shall not be deemed to be a Force Majeure Event. Within five (5) days after the occurrence of a Force Majeure Event, Seller shall provide Buyer with a written notice which describes the Force Majeure Event in detail and sets forth the number of calendar days of extension caused or estimated to be caused by such Force Majeure Event.

      11.13 Waiver of Jury Trial. The parties hereto waive any right to have a jury trial for any dispute under this Agreement and/or the Work Letter Agreement.

                                  ARTICLE XII
                                  ARBITRATION

      Issues relating to specific performance shall be determined by the Superior Court for the County where the Property is located. Any other dispute between the parties hereto may be determined by arbitration. Whenever any such dispute arises between the parties hereto in connection with Improvements, Work Letter Agreement or this Agreement and either party gives written notice to the other that such dispute shall be determined by arbitration, then within thirty
(30) days after the giving of the notice, both parties shall select and hire one member of the panel of Judicial Arbitration and Mediation Services, Inc. ("Judge"). The Judge shall be a retired judge experienced with commercial real property lease disputes in the County in which Improvements are located. As soon as reasonably possible, but no later than forty (40) days after the Judge is selected, the Judge shall meet with the parties at a location reasonably acceptable to Seller, Buyer and the Judge. The Judge shall determine the matter within ten (10) days after any such meeting. Each party shall pay half the costs and expenses of the Judge.

      If Judicial Arbitration and Mediation Services, Inc. ceases to exist, and either party gives written notice to the other that a dispute shall be determined by arbitration, then, unless agreed otherwise in writing by the parties, all arbitrations hereunder shall be governed by California Code of Civil Procedure Sections 1280 through 1294.2, inclusive, as amended or recodified from time to time, to the extent they do not conflict with this Article. Any determination by arbitration hereunder may be entered in any court having jurisdiction. Within ten (10) days after delivery of such notice, each party shall select an arbitrator with at least five (5) years' experience in commercial real property build-to-suit transactions in the County in which the Property is located and advise the other party of its selection in writing. The two arbitrators so named shall meet promptly and seek to reach a conclusion as to the matter to be determined, and their decision, rendered in writing and delivered to the parties hereto, shall be final and binding on the parties. If said arbitrators shall fail to reach a decision within ten (10) days after the appointment of the second arbitrator, said arbitrators shall name a third arbitrator within the succeeding period of five (5) days. Said three arbitrators thereafter shall meet promptly for consideration of the matter to be determined and the decision of any two (2) of said arbitrators rendered in writing and delivered to the parties hereto shall be final and binding on the parties.

      If either party fails to appoint an arbitrator within the prescribed time, and/or if either party fails to appoint an arbitrator with the qualifications specified herein, and/or if any two arbitrators are unable to agree upon the appointment of a third arbitrator within the prescribed time, then the Superior Court of the County in which the Property is located may, upon request of any party, appoint such arbitrators, as the case may be, and the arbitrators as a group shall have the same power and authority to render a final and binding decision as where the appointments are made pursuant to the provisions of the preceding paragraph. All arbitrators shall be individuals with at least five (5) years' experience negotiating or arbitrating disputes arising out of commercial real property build-to-suit transactions in the County where the Property is located. All determinations by arbitration hereunder shall be binding upon Seller and Buyer.

NOTICE: BY INITIALLING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

/s/ Stephen R. Larson, /s/ R. W. Stevenson      /s/ JB   /s/ George M. Jones
         BUYER                                  SELLER

      SELLER AND BUYER HAVE CAREFULLY READ AND REVIEWED THIS AGREEMENT AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS AGREEMENT, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS AGREEMENT IS EXECUTED, THE TERMS OF THIS AGREEMENT ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF SELLER AND BUYER WITH RESPECT TO THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties have executed this Agreement this 13th day of February, 1997.

                SELLER:

THE NEWHALL LAND AND FARMING COMPANY
(a California Limited Partnership)

By: NEWHALL MANAGEMENT LIMITED PARTNERSHIP,
    A California Limited Partnership
    its Managing General Partner

By: NEWHALL MANAGEMENT CORPORATION,
    A California Corporation
   its Managing General Partner


By: /s/ Thomas Dierckman
    ------------------------------------
    Its: Senior Vice President


By: /s/ James Backer
    ------------------------------------
    Its: Vice President


                   BUYER:

TA MFG COMPANY, a California corporation

By: /s/ George M. Jones
    ------------------------------------
    Its:  President


By:
    ------------------------------------
    Its:


ESTERLINE TECHNOLOGIES CORP., a corporation


By: /s/ Stephen R. Larson
    ------------------------------------
    Its:  Group VP


By: /s/ R. W. Stevenson
    ------------------------------------
    Its:  EVP & CFO

                                  EXHIBIT A-1
                             (Legal Description of
                             Build-to-Suit Parcel)

ALL OF PARCELS 4, 5 AND 18 OF PARCEL MAP NO. 20839 IN THE UNINCORPORATED TERRITORY OF THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. AS SHOWN ON MAP FILED IN BOOK 273 PAGES 38 TO 43, INCLUSIVE, OF PARCEL MAPS, RECORDS OF SAID COUNTY.

SAID LAND IS SHOWN AS PARCEL 3 OF CERTIFICATE OF COMPLIANCE FOR LOT LINE ADJUSTMENT RECORDED NOVEMBER 14, 1996 AS INSTRUMENT NO. 96-1846305.

(Subject to minor lot line adjustment that is approved by Buyer and Seller pursuant to the Agreement.)

      RESERVING THEREFROM all rights, title and interest in and to minerals, oil, gas, tars, hydrocarbons, and metalliferous substances of every kind, and wells of every kind, together with the right to drill, pump or mine for same, without, however, the right to drill or mine through the surface or the upper 500 feet of the subsurface of said property.

      ALSO EXCEPTING and reserving therefrom all rights to subsurface waters, and to water, aquifers, reservoirs, and wells of every kind, including, but not limited to, the right to take, use and develop for use any and all water that may now exist or may hereafter exist under said land, including the right to drill, explore pump for same without, however, the right to drill or pump through the surface or the upper fifty feet (50') of the subsurface of the lands hereinabove.

                                  EXHIBIT A-2
                             (Legal Description of
                               Expansion Parcel)

PARCEL 3 OF PARCEL MAP NO. 20839, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 273 PAGES 38 TO 43 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

(Subject to minor lot line adjustment that is approved by Buyer and Seller pursuant to the Agreement.)

      RESERVING THEREFROM all rights, title and interest in and to minerals, oil, gas, tars, hydrocarbons, and metalliferous substances and wells of every kind, together with the right to drill, pump or mine for same, without, however, the right to drill or mine through the surface or the upper 500 feet of the subsurface of said property.

      ALSO EXCEPTING and reserving therefrom all rights to subsurface waters, and to water, aquifers, reservoirs, and wells of every kind, including, but not limited to, the right to take, use and develop for use any and all water that may now exist or may hereafter exist under said land, including the right to drill, explore and pump for same, without, however, the right to drill or pump through the surface or the upper fifty feet (50') of the subsurface of the lands hereinabove.

                                   EXHIBIT B


                             WORK LETTER AGREEMENT

      This Work Letter Agreement dated as of February 13, 1997 between The Newhall Land and Farming Company (a California Limited Partnership), as Seller, and TA MFG Company, a California corporation, as Buyer ("Work Letter Agreement") supplements the Purchase and Sale Agreement (the "Purchase Agreement"), dated and executed concurrently herewith, by and between Seller and Buyer, covering certain property (the "Property") described in the Purchase Agreement. All terms not defined herein shall have the same meaning as set forth in the Purchase Agreement.

      1.    Construction.

      1.1 Seller's Work, Seller shall construct, through the architect, or such other architect (the "Architect") as may be selected by Seller and through its general contractor, Oltmans Construction Company, or such other contractor as may be selected by Seller, a parking lot with sufficient parking to comply with current building codes, landscaping and all work required to bring utilities from the street to the interior perimeter of the Building, (the "Site Work Improvements") and the Building shell and roof, all in accordance with the outline specifications attached hereto as Schedule 1 to this Exhibit "B" (collectively "Building Shell Improvements") and such other work (the "Interior Improvements") as specifically set forth on Schedule 2 of this Exhibit "B" and pursuant to the plans and specifications (collectively the "Final Plans") finally approved by Seller and Buyer pursuant to Paragraph 2 below. All Building Shell Improvements, Site Work Improvements and Interior Improvements set forth on Schedules 1 and 2 shall be constructed by Seller pursuant to this Work Letter and shall be together referred to as "Seller's Work" or the "Improvements."

      1.2 Buyer's Work. During a period of time after substantial completion of the Building Shell Improvements but prior to completion of the Interior Improvements or the Site Work Improvements (the "Early Possession Period"), Buyer shall have the right to enter the Property to furnish and install within the Property those items of personal property, trade fixtures, equipment, furniture, and furnishings (collectively "Buyer's Work") in compliance with all applicable codes and regulations, and at Buyer's sole cost and expense, provided such installation shall not interfere with the construction or completion of Seller's Work and provided Buyer obtains and maintains the insurance required by this Agreement naming Seller and its general contractor as additional insureds prior to any such entry. Buyer and Seller shall cooperate with each other in scheduling Buyer's Work and Seller's Work; provided, however, the performance of Seller's Work shall be given preference if there is a conflict in the scheduling of Seller's work and Buyer's Work. Buyer shall comply with reasonable construction rules and regulations that may be adopted by Seller's general contractor from time to time. During such time period, Buyer's obligation to pay insurance premiums and any other costs and expenses payable by Buyer pursuant to the terms of this Work Letter Agreement or the Purchase Agreement shall commence, Seller shall cause its general contractor to name Buyer as an additional insured on the Builder's All Risk insurance policy that the general contractor obtains at no additional cost or expense to Seller.

      1.3 Construction Representatives. Seller hereby appoints the following person(s) as Seller's representatives ("Seller's Representative") to act for Seller in all matters covered by this Exhibit "B": Scott Sheridan and Steve Kessler. Buyer hereby appoints the following person as Buyer's representative ("Buyer's Representative") to act for Buyer in all matters covered by this Exhibit "B": . All inquires, requests, instructions, authorizations and other communications with respect to the matters covered by this Exhibit "B" shall be made to Seller's Representative or Buyer's Representative, as the case may be. Either party may change its representative under this Exhibit "B" at any time by written notice to the other Party.

      1.4 Delays. The target date for the Closing Date is February 21, 1998, subject to extension if approved by Buyer and Seller during Buyer's Review Period if the date for substantial completion of the Improvements set forth in the construction schedule that is approved by Buyer and Seller during Buyer's Review Period is a date after February 21, 1998, at which time Buyer's obligation to pay the Purchase Price and any other costs and expenses payable by Buyer pursuant to the terms and conditions of the Purchase Agreement shall be due and owing, which date shall be extended for one (1) day for each day that Seller is actually delayed in substantially completing Seller's Work because of (i) "Force Majeure Delays" and (ii) up to thirty (30) days of "Seller Delays". In no event shall the Closing Date be delayed as a result of Buyer's Delays. The substantial completion of Seller's Work shall be deemed to have occurred upon the substantial completion of the construction of the items described as Seller's Work in this Work Letter Agreement (other than punchlist items) as certified to Seller and Buyer by the Architect and general contractor. Buyer shall provide any necessary assistance toward the efforts of Seller to obtain any governmental approvals necessary to allow Seller to legally commence the installation of Seller's Work within the Property. Any Force Majeure Delays shall be agreed upon by Seller's Representative and Buyer's Representative. In the event that they are unable to agree, the delay issue shall be submitted to arbitration in accordance with Article XII of the Purchase Agreement.

      1.5 Force Majeure Delays. As used herein, the term "Force Majeure Delay" shall mean delays in the construction and completion of Seller's Work which were actually and directly caused by strikes, lockouts, labor disputes, acts of God, severe weather, fire, floods, earthquake, epidemics, freight embargoes, unavailability of materials and supplies, development moratoria imposed by any governmental authority, permitting and processing approvals from the building, safety and other governmental authorities or departments or other causes beyond the reasonable control of Seller or its contractors, subcontractors or suppliers.

      1.6 Buyer Delays. As used herein, "Buyer Delays" shall mean any delay in the substantial completion of Seller's Work which is actually and directly caused by all or any of the following:

            (a) Buyer's failure to respond to any requests for approval of the plans contemplated by Paragraph 2 of this Exhibit "B" within two (2) business days after request by Seller in writing to Buyer;

            (b) Buyer's interference through its contractors or otherwise, with Seller's Work prior to the delivery of Seller's Work to Buyer;

            (c) Changes in the plans and specifications for Seller's Work after approval of any such plans and specifications by Seller and Buyer, which changes are requested by Buyer; and

            (d) Any other act or failure to act by Buyer, its agents or contractors which delays the substantial completion of Seller's Work.

      1.7 Seller Delay. As used herein, the term "Seller Delay" shall mean any delay in substantial completion of Seller's Work which is actually and directly caused by all or any of the following:

            (a) Seller's failure to respond to any request for approval of the Space Plans or Buyer's Plans within two (2) business days after request by Buyer in writing to Seller;

            (b) Seller's failure to provide Buyer or Buyer's Representative any necessary access to the Property;

            (c) Seller's failure to substantially complete Seller's Work and deliver the Property to Buyer by February 21, 1998, as such date may be extended by Buyer and Seller's approval of the construction schedule, Force Majeure Delays and Buyer's Delays described in Subparagraph 1.4 and
      1.6 hereinabove; and

            (d) Any other act or failure to act by Seller, its subcontractors or contractors which delays the substantial completion of Seller's Work.

Notwithstanding anything to the contrary contained in the foregoing Seller Delay shall not include any delay caused by the Architect in preparing, revising or submitting Buyer's Interior Plans, Buyer's Plans or Buyer's Final Plans for the Interior Improvements.

      2.    Plans for Construction and Design

      2.1 Construction Plans for Seller's Work. Seller shall engage Oltmans Construction Company, as Seller's general contractor for Seller's Work. Buyer shall have the right to require that Seller's general contractor obtain a minimum of three (3) competitive bids from the major trades for the Building Shell Improvements and Site Work Improvements (other than concrete work) and Interior Improvements. Major trades shall include, but not be limited to, heating, ventilating and air conditioning, plumbing, electrical, interior framing, painting and elevator contractor. Concrete work will be performed by the general contractor. Except for the office layout on the mezzanine level and the office finishes, Buyer and Seller agree that the construction contract and such major trade subcontracts may be entered into by Seller on a design-build basis to fast-track the construction process. Seller shall list on Schedule 3 attached hereto prior to commencement of Seller's Work the engineers who will be used by Seller for Seller's Work, any of whom may be engaged by Buyer to install Buyer's Work without the prior approval of Seller. Seller agrees to furnish to Buyer (a) schematic and design development plans and specifications for the construction of the Building Shell Improvements and Site Work Improvements, which plans and specifications ("Building Shell Plans" and "Site Work Plans," as applicable) shall be a reasonable promulgation of the outline specifications attached as Schedule 1 hereto and (b) schematic and space plans ("Interior Plans") for the Interior Improvements, which Interior Plans shall be reasonably acceptable to Seller and Buyer and a description shall be attached hereto as Schedule 2. Concurrently with Seller's delivery of Building Shell Plans, Site Work Plans and Interior Plans to Buyer, Seller shall also deliver to Buyer an initial estimate of the Work Cost of the Improvements which shall be itemized for each major trade or subcontract. Buyer shall not unreasonably withhold, condition or delay its approval of the Building Shell Plans, Interior Plans, Site Work Plans or the estimated Work Cost of the Improvements. To the extent Buyer disapproves of any portion of the Building Shell Plans, Site Work Plans, Interior Plans and/or the estimated Work Cost of the Improvements, Buyer shall advise Seller in writing of such disapproval and the reasons therefor. Seller shall then submit to Buyer for Buyer's reasonable approval, a redesign of Building Shell Plans, Interior Plans, Site Work Plans and/or the estimated Work Cost of the Improvements, incorporating those revisions required by Buyer, which approval shall be granted or withheld by written notice to Seller delivered not later than two (2) business days following Buyer's receipt of the revised Building Shell Plans, Interior Plans, Site Work Plans or estimated Work Cost of the Improvements, as appropriate. The foregoing process shall continue until the Building Shell Plans, Interior Plans, Site Work Plans and the estimated Work Cost of the Improvements are approved by Buyer. Subject to extension for Force Majeure Delays and Buyer Delays, Buyer and Seller shall agree upon a schedule for reviewing and approving the Building Shell Plans, Interior Plans, Site Work Plans and estimated Work Cost of the Improvements during Buyer's Review Period. Building Shell Plans and Site Work Plans, as finally approved shall be referred to herein as "Seller's Final Plans." Any dispute with respect to Seller's Plans, Seller's Final Plans, Interior Plans, Buyer's Plans, Buyer's Final Plans or the estimated Work Cost of the Improvements which shall not be resolved by Seller and Buyer shall be submitted to one of the 3 architects listed on Schedule 4 and selected by Seller, for resolution within two (2) business days from the date of submission.

      2.2 Preparation of Interior Plans. Based on the approved Interior Plans, the Architect, in consultation with Seller's engineers, shall prepare architectural plans, drawings and specifications and the Architect or a qualified, licensed mechanical and/or electrical engineer shall prepare engineering, mechanical, structural and electrical working drawings for portions of the Interior Improvements or phases of the build-out of the Interior Improvements ("Interior Plans"). The Interior Plans shall ultimately show: (a) the subdivision (including partitions and walls), layout lighting and finish desired by Buyer for the Property; and (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the Building Shell. Interior Plans shall be delivered to Seller and Buyer not later than forty-five (45) days after final approval of the Buyer design development plans, and shall be approved in the same manner as provided in Subparagraph 2.1 above for approval of Buyer's space plans, but in no event shall the final approval of the plans occur later than the date specified on the Work Schedule attached hereto as Schedule 5, subject to extension for Force Majeure Delays and Buyer Delays. Buyer acknowledges that the parties intend for Seller to construct Seller's Work on a build-to-suit/design build basis, and that Buyer may periodically submit to Seller for Seller's review and approval partial working drawings, working drawings in various stages of completion, and modifications to the previously submitted Buyer's Plans. Seller shall review and approve or disapprove such partial or incomplete working drawings or changes thereto as promptly as possible, and in any event within two (2) business days of Seller's receipt of the same. Seller agrees to use due diligence and good faith to respond to requests by Buyer for approval of the Interior Plans or any portions thereof or changes thereto as soon as reasonably possible, including where possible sooner than the two (2) business day period provided for in this Subparagraph 2.2; provided, however, for purposes of determining Seller Delays, Seller shall have the full two (2) business day period in which to respond to any such request for approval.

      2.3 Requirements of Buyer's Final Plans. The Interior Plans as finalized and approved by Seller ("Buyer's Final Plans") shall include locations and complete dimensions, and shall: (a) be compatible with the Building Shell and with the design, construction and equipment of the Building; (b) comply with all applicable insurance regulations for a fire resistant building of the type described in Schedule 1 hereto; and (c) be consistent with the scope of the work for the Interior Improvements set forth in the Interior Plans; (d) comply with all applicable laws and ordinances, and the rules and regulations of all governmental authorities having jurisdiction. The provisions of clauses
2.3(b) and (d) shall also apply to the Seller's Final Plans described in Subparagraph 2.1 above.

      2.4 Approvals. Seller shall be solely responsible for obtaining approval of Seller's Final Plans and Buyer's Final Plans by (i) the County of
Los Angeles, (ii) any other governmental agencies having jurisdiction including all necessary permits and the temporary and permanent certificate of occupancy (or other required, equivalent approval from the local governmental authority permitting occupancy of the Improvements); provided, however, Buyer shall be responsible for obtaining approval from the SCAQMD and any other environmental permit relating to Buyer's use of Hazardous Materials, and Seller shall cooperate with Buyer in obtaining such approvals, (iii) the Architectural Review Committee under the Valencia Commerce Center Design Guideline, a current copy of which has been delivered to Buyer, and (iv) the Architectural Review Committee Approving Agent under the Valencia Commerce Center Declaration of Covenants, Conditions and Restrictions, to be recorded. Buyer shall be solely responsible for obtaining approval of Buyer's business operations contemplated to be conducted in the Property by (i) the County of Los Angeles, and (ii) any other governmental agencies, including the Environmental Protection Agency, and SCAQMD, having jurisdiction, including all necessary permits and temporary and permanent licenses such as, by way of illustration and limitation, any licenses, permits or approvals necessary to install or operate any manufacturing equipment or to store, manufacture or dispose of the supplies, equipment or waste products related to manufacturing, distributing or storing material or that are necessary to discharge non-hazardous waste product of Buyer's operations in the Premises into the sewer system servicing the Improvements. Buyer shall deliver certified copies of all such permits, approvals and certificates within ten (10) days of Buyer's receipt thereof, and in any event not later than thirty (30) days following Buyer's commencement of business operation from the Property. Seller shall reasonably cooperate with Buyer in obtaining such approvals. Seller shall promptly provide to Buyer a record set of Seller's Final Plans, the space plans and Buyer's Final Plans, a copy of the Building Department submittal, all permits related to Seller's Final Plans and Buyer's Final Plans, and a set of as-built drawings for the Interior Improvements and an as-built survey of the Property following substantial completion of the Improvements.

      3.    Allowance for Seller's Work.

      3.1 Allowance. Buyer shall be credited with an allowance ("Allowance") of $1,043,000 against the cost of the Interior Improvements and such other costs specified in the definition of Work Costs (as set forth in Paragraph 5 below) for the Interior Improvements. The Allowance shall be used for the costs of design, including the engineering plans and specifications, an as-built survey, construction management, and construction of the Interior Improvements and provides for construction of interior improvements of the quality and scope of Seller's standard interior building improvements for industrial buildings in Valencia Commerce Center. If the initial budget, delivered to Buyer pursuant to Subparagraph 2.1 hereof, is more than the Allowance, Buyer shall deposit with Seller the amount in excess of the Allowance at such times and in such amounts as required pursuant to Subparagraph 3.2 of this Work Letter. If the final Work Cost (after deducting any costs caused by Buyer Delays or changes in the scope of work for which Buyer shall be responsible) of the Interior Improvements exceeds the Allowance, Buyer shall pay for such excess amount. If any of the final Work Cost is attributable to Buyer Delays or changes in the scope of work requested by Buyer, Buyer shall be obligated to pay for such costs and such costs shall not be properly paid out of the Allowance. If the final Work Cost of the Interior Improvements is less than the Allowance, the difference shall be credited against the Purchase Price for the account of Buyer at the Closing.

      3.2 Funding. Seller shall pay for the Work Cost of Seller's Work monthly as construction of Seller's Work progresses; provided, however, after Seller disburses the total amount of the Allowance for Interior Improvements; Buyer shall pay for the remaining balance of the Work Cost of the Interior Improvements monthly as construction progresses. Buyer shall also pay for all increases in the Work Cost of Seller's Work arising from any Buyer Delays or changes in the scope of Seller's Work requested by Buyer. The funding shall be handled by Seller and Buyer in a commercially reasonable manner in order to expedite the flow of funds to the contractor if all of the following conditions are met:

            (a) approval of the plans and specifications and construction costs by Buyer and Seller,

            (b) receipt of evidence of the obtaining by the contractors of builder's all risk and other usual insurance,

            (c) receipt of all necessary building permits for the construction of Seller's Work, and all necessary authorizations of the County of Los Angeles for the curb cuts and/or vehicular ingress and egress from the Premises to Franklin Parkway or Braxton Avenue, as applicable,

            (d) the certificate of Seller of the amounts then to be disbursed together with copies of invoices of the applicable contractors and suppliers and waivers of lien for the amounts to be disbursed, and

            (e) the making of an inspection by the Buyer's Representative, who shall approve all construction to date and the Seller's certificate as to amounts to be disbursed.

      Disbursements after the initial disbursement shall be conditioned upon the approval by Seller and Buyer of all change orders and receipt by Seller of lien waivers by all of the contractors and suppliers to be paid pursuant to such disbursement for all work to the date of the prior months disbursement. With regard to the final disbursement, the same shall also be conditioned upon the delivery of (x) the temporary certificate of occupancy, certificate of substantial completion by the Architect and general contractor and any other necessary certificates of authorization for the temporary occupancy of the Property, (y) a final survey showing the location of the improvements, and (z) evidence of delivery of all contractors, suppliers, and manufacturer's warranties.

      4.    Construction.

      4.1 Contractor. Upon approval of Buyer's Interior Plans and Seller's Plans, the general contractor shall submit an estimate of the Work Cost of Seller's Work, including an itemization of the Work Cost of the Interior Improvements. Promptly following Seller's and Buyer's approval of Seller's Final Plans, Seller shall commence construction of Seller's Work. Seller shall be solely responsible for the performance of the work constituting Seller's Work to be performed by Seller's general contractor and any and all subcontractors, suppliers and the like performing services for the general contractor, unless Buyer requests changes in the scope of Seller's Work or unless costs increase or problems arise from Buyer Delays, in which events, Buyer shall be responsible for such increases in the Work Cost of Seller's Work, including the Interior Improvements.

      4.2 Construction Schedule. Schedule 5 sets forth the Work Schedule for Seller's Work and the actions that Buyer and Seller need to take in order to timely complete Seller's Work. Prior to commencement of construction of any Interior Improvements, Seller and the general contractor shall furnish to Buyer's Construction Representative a schedule setting forth projected completion dates and showing the projected approximate deadlines for any actions required to be taken by Seller and Buyer, if any, during such construction.

      5. Work Cost. "Work Cost" means: (a) all design and engineering fees incurred in connection with the preparation of Seller's Plans, Seller's Final Plans, Buyer Space Plans and Buyer's Final Plans; (b) costs of permits, fees and taxes for the Improvements; (c) the actual costs and charges for material and labor, construction management, contractor's profit and contractor's general overhead incurred by Seller in causing the completion of Seller's Work, including the Interior Improvements pursuant to Seller's Final Plans, Buyer's Final Plans and any change orders which have been approved by Buyer in writing, or approved as a field change by Buyer's Construction Representative identified in Subparagraph 1.3 above; (d) such other costs and expenses set forth in
Schedule 6 hereof which sets forth the preliminary budget of the Work Cost; (e) the general contractor's builder's all-risk extended coverage policy of casualty insurance which shall name Seller and Buyer as additional insureds; and (f) all other costs expended in the construction of Seller's Work pursuant to the approved Seller's Final Plans, Buyer's Final Plans and any change orders which have been approved by Buyer in writing, or approved as a field change by Buyer's Construction Representative identified in Subparagraph 1.3 above. For purposes of determining whether Seller has fully disbursed the Allowance for Work Cost of Interior Improvements pursuant to Subparagraph 3.2 of this Work Letter, the Work Cost of the Interior Improvements shall be separately itemized by the general contractor and Architect and shall include items (a) to (c), and
(e) and (f) of this paragraph 5. If Seller paid any sum that Buyer is responsible for paying under this Work Letter Agreement, the Purchase Price shall be increased pursuant to Article III of the Purchase Agreement.

      6.    Outside Date.

      If Seller is unable to deliver Seller's Work as substantially completed pursuant to Seller's Final Plans and Buyer's Final Plans by February 21, 1998, or such later date as is set forth in the construction schedule that is approved by Buyer and Seller during Buyer's Review Period, as such date is extended by Seller Delays for up to thirty (30) days or by Force Majeure Delays but in no event beyond October 31, 1998 (the "Outside Date"), then, Buyer shall have the right to terminate this Purchase Agreement, as its sole and exclusive remedy, by delivery to Seller of written notice not later than the Outside Date. In no event shall Buyer have the right to extend the Closing Date or terminate the Purchase Agreement as a result of Buyer Delays. If Seller fails to substantially complete the Seller's Work required by the terms of Subparagraph 1.1 of this Work Letter Agreement within thirty (30) days after receipt of Buyer's notice of termination, then Buyer shall have the right, effective at the end of such thirty (30) day grace period, to terminate the Purchase Agreement by delivering a final notice of termination within (30) days thereafter.

      7. Additional Deposits. The Architect and general contractor shall periodically issue certificates of substantial completion of the applicable phase of construction when: (i) the concrete tilt-up walls have been constructed; (ii) the Building Shell Improvements have been substantially completed and (iii) the Improvements have been substantially completed, as applicable. Upon receipt of each such certificate of substantial completion of the applicable phase of construction, Buyer shall promptly pay the Additional Deposits to Escrow Agent in accordance with the Purchase Agreement.

      8. Buyer's Insurance. Prior to Buyer's entry onto the Property during Buyer's Early Possession Period, Buyer shall procure and maintain comprehensive general liability insurance, including blanket contractual liability, broad form of property damage, personal injury, automobile liability in an amount of not less than Five Million Dollars ($5,000,000) with a combined single limit for both property damage and personal injury on an occurrence basis and naming Seller and the general contractor as additional insureds and issued by an insurance company licensed to do business in California with a best insurance guide rating of A/X. 9. Schedules. Schedules 1 through 6, as attached hereto, are incorporated by reference herein.

                     "SELLER"

THE NEWHALL LAND & FARMING COMPANY,
a California limited partnership


By: NEWHALL MANAGEMENT LIMITED PARTNERSHIP,
    a California limited partnership
    its Managing General Partner


By: NEWHALL MANAGEMENT CORPORATION,
    a California corporation,
    its Managing General Partner


By: /s/ Thomas Dierckman
    ------------------------------------
    Its: Senior Vice President
    Dated: 2/18/97


By: /s/ James S. Backer
    ------------------------------------
    Its: Asst Secretary
    Dated: 2/18/97


               "BUYER"

TA MFG COMPANY, a California corporation


By: /s/ George M. Jones
    ------------------------------------
    Its: President
    Dated: 2/3/97

By:
    ------------------------------------
    Its:
    Dated:

and

ESTERLINE TECHNOLOGIES CORP., a corporation


By: /s/ Stephen R. Larson
    ------------------------------------
    Its: Group VP
    Dated: 2/3/97


By: /s/ R.W Steveson
    ------------------------------------
    Its: EVP & CFO
    Dated: 2/3/97

                                   EXHIBIT E
                        (Non-Foreign Investor Affidavit)


                                   AFFIDAVIT

      I. The undersigned is an Assistant Secretary of THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership), a California limited partnership;

      II. THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership) is not a foreign individual, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

      III. The U.S. employer identification number of THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership) is 95-3931727;

      IV. THE NEWHALL LAND AND FARMING COMPANY'S office address is 23823 Valencia Boulevard, Valencia, California 91355;

      V. The undersigned understands and acknowledges that this affidavit may be disclosed to the Internal Revenue Service by TA MFG Company, a corporation ("Buyer") in connection with that certain Purchase and Sale Agreement dated as of February 13, 1997, by and between TA MFG, a California corporation, as Buyer, and THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership), a California limited partnership, as Seller, as evidence of Buyer's compliance with Section 1445 of the Internal Revenue Code. The undersigned understands that any false statements contained herein could be punished by fine or imprisonment or both.

      The undersigned certifies under penalty of perjury that the foregoing is true and correct.

      Dated as of this 11th day of May, 1998 at Valencia, California.

THE NEWHALL LAND AND FARMING COMPANY
(a California Limited Partnership)


By: /s/ Daniel N. Bryant
    ------------------------------------
    Assistant Secretary

                               FIRST AMENDMENT TO
                          INDUSTRIAL AND BUILD-TO-SUIT
                          PURCHASE AND SALE AGREEMENT


      THIS FIRST AMENDMENT TO INDUSTRIAL AND BUILD-TO-SUIT PURCHASE AND SALE AGREEMENT ("First Amendment") is made and entered into as of the 18th day of March, 1997 by and between THE NEWHALL LAND AND FARMING COMPANY, a California limited partnership ("Seller"), on the one hand, and ESTERLINE TECHNOLOGIES CORP., a corporation, and TA MFG. COMPANY, a California corporation, on the other hand (collectively, "Buyer"), with reference to the following facts:

      A. Seller and Buyer entered into that certain Industrial and Build-to-Suit Purchase and Sale Agreement dated as of January 31, 1997 ("Purchase Agreement"), pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller certain real property ("Property") in the Valencia Commerce Center located in the County of Los Angeles, State of California, and more particularly described in the Purchase Agreement.

      B. During its due diligence investigation of the Property, Buyer as noted several items of concern regarding land use that have caused it to request a limited purpose extension of the "Buyer's Review Period" provided for in the Purchase Agreement.

      C. Seller has agreed to modify the Purchase Agreement to allow for such extension of the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

      1. Defined Terms. Except as otherwise indicated, capitalized terms in this First Amendment shall have the same meaning as in the Purchase Agreement.

      2.    Extension.

      The end of Buyer's Review Period is hereby extended from March 18, 1997 until April 7, 1997 to allow Buyer to finalize its review of various land use, zoning, and planning issues. Other than land use, zoning, and planning issues, Buyer hereby acknowledges that all other due diligence matters have been approved by Buyer. Seller agrees to cooperate in all reasonable respects with such review efforts.

      3.    Miscellaneous.

      (a) Continuing Effectiveness of Purchase Agreement. Except as expressly modified by this First Amendment, the Purchase Agreement shall continue unmodified and in the full force and effect, and this First Amendment shall be subject to all of the unmodified terms of the Purchase Agreement, which hereby are hereby incorporated by this reference.

      (b) Counterparts and Execution. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original First Amendment, but all of which constitute one (1) First Amendment, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and any be appended to, any other counterpart.

      (c) Applicable Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

      (d) Entire Agreement Modification. This First Amendment contains the entire understanding among the parties hereto and supersedes any prior or contemporaneous understanding, correspondence, negotiations, or agreements between them respecting the within subject matter. No alteration, modification or interpretation of this First Amendment shall be binding unless in writing and signed by all parties.

      IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first written above.

                "SELLER"

THE NEWHALL LAND & FARMING COMPANY,
a California limited partnership

By: NEWHALL MANAGEMENT LIMITED PARTNERSHIP,
    a California limited partnership
    its Managing General Partner


By: NEWHALL MANAGEMENT CORPORATION,
    a California corporation,
    its Managing General Partner

By: James E. Brown
    -------------------------------------------
    Its: Vice President
    Dated: 3/27/97

By:
    -------------------------------------------
    Its:
    Dated:


"BUYER"

TA MFG COMPANY, a California corporation

By: /s/ George M. Jones
    -------------------------------------------
    Its: President
    Dated: 3/27/97

And

ESTERLINE TECHNOLOGIES CORP., a corporation


By: /s/ R. W. Stevenson
    -------------------------------------------
    Its: EVP & CFO
    Dated: 3/27/97

                SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT


      THIS SECOND AMENDMENT (the "Amendment") to Industrial and Build-to-Suit Purchase and Sale Agreement is dated as of August 18, 1997 and is entered into by and between The Newhall Land and Farming Company (a California limited Partnership), as Seller, and Esterline Technologies Corp., a Corporation and TA MFG Company, a California corporation, collectively as Buyer.

                                    RECITALS

      A. Buyer and Seller entered into that certain Industrial and Build-to-Suit Purchase and Sale Agreement dated as of January 31, 1997 ("Original Agreement").

      B. Buyer and Seller entered into an amendment to the original Agreement dated as of March 18, 1997 to extend Buyer's Review Period to April 7, 1997 (the "First Amendment").

      C. Buyer and Seller desire to amend the Original Agreement and First Amendment with this Amendment (collectively the "Agreement").

      NOW, THEREFORE, in consideration of the terms, covenants and conditions set forth in the Agreement, the adequacy and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

      1. Due Diligence Period. Buyer's Review Period has expired and Buyer has received and approved the Title Report for the Property (and underlying exceptions shown in the Title Report), zoning for the Property, Buyer's due diligence and the Delivery Items, a description of which is attached hereto as Exhibit A and the form of sideyard agreement to be reserved by Seller, the form of which is attached hereto as Exhibit B. Seller has caused or shall cause its architect to submit plans that disclose and permit the future construction of a fence at the top of the slope within the side-yard area. Buyer shall be responsible for the installation of any fence Buyer requires at the top of the slope located within the sideyard area. Seller shall not withhold its approval of the fence as long as Buyer's fence complies with the Valencia Commerce Center Design Guidelines and Buyer obtains the approval of the Architectural Review Committee with respect to aesthetic compatibility and Buyer complies with all applicable permits and approvals regarding the construction of the fence. The sideyard agreement is included within the definition of Permitted Exceptions.

      2. Work Letter Agreement. The Work Letter Agreement attached as Exhibit B to the Original Agreement is hereby amended as follows:

      a. The construction schedule attached as Schedule 5 to the Work Letter Agreement is superseded and replaced in its entirety with the construction schedule attached to this Amendment as Exhibit C;

      b. Attached as Exhibit D to this Amendment is the list of pre-approved engineers to be attached as Schedule 3 to the Work Letter Agreement;

      c. Attached as Exhibit E to this Amendment is a preliminary budget of the Work Cost to be attached as Schedule 6 to the Work Letter Agreement;

      d. Attached hereto as Exhibit F is a description of the Interior Plans to be attached as Schedule 2 to the Work Letter Agreement;

      e. Section 1.4 of the Work Letter Agreement is hereby amended to extend the targeted Closing Date from February 21, 1998, to March 19, 1998;

      f. Sections 1.7(c) and 6 of the Work Letter Agreement are hereby amended by extending the date for substantial completion of Seller's Work from February 21, 1998 by the number of days of force majeure delay in obtaining the building permit for the Building Shell Improvements; and

      g. Buyer and Seller acknowledge that no Buyer Delays or Seller Delays have occurred as of the date of this Amendment and that 28 days of force majeure delays have occurred as of August 18, 1997 in obtaining the building permit for the Building Shell Improvements.

      3. Governmental Approval. Section 3.02A of the Original Agreement is hereby amended to extend the date for Seller to obtain a building permit for the Building Shell Improvements from July 21, 1997 to August 22, 1997, provided Seller shall exercise due diligence to obtain the building permit as soon as possible.

      4. Closing Date. Section 4.01 of the Original Agreement is hereby amended to extend the Closing Date from February 21, 1998 by the number of days of force majeure delays in obtaining the building permit for the Building Shell Improvements from July 21, 1997. For example, if the building permit for the Building Shell Improvements is obtaining on August 18, 1997, there are 28 days of force majeure delays, and the Closing Date would be extended to March 21, 1997.

      5. Closing Costs. Section 4.02A of the Original Agreement is hereby amended to provide that Buyer and Seller shall each pay one-half (1/2) of the premium charged by the Title Company for issuance of a zoning endorsement to the Title Policy.

      6. Definitions. Except as expressly provided otherwise in this Amendment, all capitalized terms used in this Amendment shall have the meanings given to them in the Original Agreement.

      7. Non-Impairment. Except as expressly amended by this Amendment, the Agreement remains unmodified and remains in full force and effect. This Amendment supersedes the April 18, 1997 letter of TA MFG Company and the
July 8, 1997 letter of Serena Schourup, Esq. of Bogle & Gates LLP (counsel for Buyer) in their entirety.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

"SELLER"

THE NEWHALL LAND & FARMING COMPANY, a California limited partnership

By: NEWHALL MANAGEMENT LIMITED PARTNERSHIP,
    a California limited partnership
    its Managing General Partner

By: NEWHALL MANAGEMENT CORPORATION,
    a California corporation,
    its Managing General Partner


By: /s/ Thomas Dierckman
    -------------------------------------------
    Its: Senior Vice President
    Dated: 9/2/97


By: /s/ Daniel N. Bryant
    -------------------------------------------
    Its: Vice President
    Dated: 9/2/97


"BUYER"

TA MFG COMPANY, a California corporation


By: /s/ George M. Jones
    -------------------------------------------
   Its: President
    Dated: 3/27/97


And

ESTERLINE TECHNOLOGIES CORP., a corporation


By: /s/ R. W. Stevenson
    -------------------------------------------
    Its: EVP & CFO
    Dated: 3/27/97

                                  EXHIBIT "A"
                                (Delivery Items)


1.    Sideyard Setback Plan prepared by Sikand Engineering;

2. Environmental Site Assessment Report dated as of August 12, 1996 prepared by Agra;

3.    Report of Observation and Testing Rough Grading dated as of
      April 17, 1996 prepared by R.T. Frankian;

4. Report of Revised Grading Plan Review dated as of April 23, 1996 prepared by R.T. Frankian;

5.    Lot Line Adjustment Maps 101,501 and 101,524 prepared by Sikand
      Engineering.

6. Letter from Los Angeles County Department of Regional Planning to Dennis Miller dated April 7, 1997 regarding Parcel Map 20839, Zone Change, Conditional Use Permit, Local Plan Amendment for Valencia Commerce Center.

7.    Certificate of Compliance for Lot Line Adjustment Maps 101,524 and
      101,501.

8.    Preliminary title Report dated January 8, 1997 (Order No.
      007125000 - x22) and under-lying documents, including Valencia Commerce Center Declaration of Covenants, Conditions and Restrictions dated as of August 26, 1996 and recorded on September 16, 1996, as
      Instrument No. 96 1516213 in the Los Angeles County Recorder's Office.

9. First Amendment to Valencia Commerce Center Declaration of Covenants, Conditions and Restrictions dated as of July 21, 1997.

10. Valencia Commerce Center Design Guidelines dated as of June 1, 1993 and prepared by HRP LanDesign.

                                  EXHIBIT "F"
               (Schedule 2/Description of Interior Improvements)


Project Name:     TA Manufacturing Company Esterline Corporation

Architect:        Hill Pinckert Architects Inc
                  16969 Von Karman Avenue, Suite 230
                  Irvine, CA  92606

Project No.       96229

Drawn By:         Francis Wang

Date:             May 10, 1997
                  Sheets:  A0.1
                           A1.1
                           A2.1
                           A2.2
                           A2.3
                           A3.1
                           A3.2